Exhibit 99.2
LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
February 19, 2009
4:00 pm CT

Operator:	Welcome to the Endologix Fourth-Quarter conference call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we’ll hold a Q&A session. To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star-0 for operator assistance. As a reminder, this conference is being recorded February 19, 2009.

I would now like to turn the conference over to Jody Cain. Please go ahead, ma’am.

Jody Cain:	This is Jody Cain with Lippert Heilshorn & Associates. Thank you for participating in today’s call.

Joining me from Endologix are John McDermott, President and Chief Executive Officer, and Bob Krist, Chief Financial Officer.

Earlier this afternoon, Endologix issued a press release announcing financial results for the fourth quarter and full year of 2008. If you have not received this news release or if you’d like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Amy Higgins.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s web site for the next 14 days.

Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws.

These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix annual report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, February 19, 2009.

Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I’d like to turn the call over to John McDermott. John?

John McDermott:	Thank you, Jody, and I’d like to welcome everyone for joining us on the call today.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

We’re excited about our prospects for the current year, but before discussing our plans and expectations for 2009, I’d like to briefly review our financial performance in 2008.

For the fourth quarter, we are reporting a 35% increase in both global product revenue and domestic product revenue and our 16th consecutive quarter of domestic sales growth. Based upon our fourth-quarter run rate, we estimate our domestic market share at about 8%.

We are pleased to announce that we achieved our 2008 financial guidance. Total 2008 product revenues reached $37.6 million, a 39% increase compared with 2007. We also increased our gross margin by 10%.

The combination of revenue growth, margin improvement, and expense controls have brought us significantly closer to our goal of sustainable, positive cash flow from operations, which we expect to achieve in the second quarter of 2009. As we look to 2009, we plan to continue our growth through new product introductions and the increased effectiveness of our U.S. sales force.

In terms of new products, we are encouraged by the initial reception to our Powerlink XL system, which was commercially introduced last November. This new device enables the treatment of aortic aneurysms with necks to 32 millimeters, opening to Endologix an additional 15% of the U.S. EVAR market worth an estimated $70 million. Powerlink XL has the lowest profile delivery system of any AAA device in the U.S. to treat aneurysms with necks greater than 26 millimeters.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

In November of last year, we also introduced our suprarenal proximal extensions which now position us to be the only AAA device company to offer physicians the choice of either infrarenal or suprarenal configurations.

We’re also enthusiastic about our new IntuiTrak Delivery System. IntuiTrak incorporates a novel design and deployment mechanism that simplifies delivery of the Powerlink device and provides exceptional accuracy and control.

IntuiTrak is a low-profile system that features enhanced flexibility, advanced hemostasis control and a hydrophilic coating to facilitate smooth delivery. Additionally, the delivery catheter has an integrated sheath that minimizes the need to exchange introducers, thereby having the potential to minimize vessel trauma and reduce overall procedure time. We were granted U.S. marketing approval for IntuiTrak last October. Since that time, we have been conducting a limited-market release to gain more experience with the new system while we build our training programs and inventory. To date, more than 80 cases have been performed with IntuiTrak and the physician feedback has been very positive. Last week, IntuiTrak was featured in two live-case demonstrations performed at the Arizona Heart Institute during the International Congress of Endovascular Interventions meeting in Phoenix. Both procedures went extremely well and generated a lot of interest from the attending physicians.

Turning to the sales force, we implemented several new initiatives in the second half of last year, which we believe are starting to drive productivity and sales increases. First, we implemented a more growth-oriented commission plan last July that rewards increases in sales over prior periods. We also revamped our sales-training program to provide newer reps with more knowledge and tools to better serve physicians.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

The new program is much more comprehensive and includes two different physician sign-offs to ensure that our reps can provide a high level of service and support. We also reconfigured our territory alignments to make sure we have optimal coverage of the AAA procedures across the country. Although it’s difficult to pinpoint which one of these initiatives is having the biggest impact, we know that these programs, together with our new products, position us well for sustainable long-term growth and market-share gains.

With those comments, I’d like to turn the call over to Bob Krist to review our financial performance. Bob?

Bob Krist:	Thanks, John and good afternoon to all.

Powerlink System products revenue for the fourth quarter was $10.7 million, which, as John mentioned, represents a 35% increase from $7.9 million in the fourth quarter of 2007, and a 14% sequential increase over the third quarter of 2008.

Domestic product sales increased to $9.1 million from $6.7 million in the 2007 fourth quarter and 13% sequentially from $8.1 million in the 2008 third quarter.

There were 46 covered sales territories in the fourth quarter of 2008 compared with 48 in the prior-year quarter. Consequently, the 35% year-over-year domestic sales increase was entirely driven by the increase in average sales per territory, including the impact of Powerlink XL. We estimate that Powerlink XL contributed about $700,000 of incremental revenue in the quarter.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

International sales for the quarter were $1.6 million, up 32% from $1.2 million in the prior-year fourth quarter and up 20% sequentially from $1.3 million in the third quarter of 2008. That was driven by growth in every major international market we serve.

Gross profit increased by 54% to $7.8 million, compared with $5.1 million in the fourth quarter of 2007. This was driven by the strong sales growth and by a 10% gross-margin improvement.

Gross margin was 73% of total revenue in the fourth quarter, up from 63% in the prior-year fourth quarter and down slightly from 74% for the third quarter of this year.

We have now realized the great majority of the impact expected from producing ePTFE graft material in-house. However, we do anticipate modest, additional margin improvement in 2009 as the full PTFE benefit is realized, and from lower product cost per unit as the volume of production increases.

Sales and marketing expense of $5.8 million increased by 5% versus the prior-year quarter due to the impact of higher sales commissions on the 35% domestic sales increase offset by reductions in sales management expenses.

Research, development and clinical expense for the fourth quarter of 2008 was $1.4 million versus $1.7 million last year. The decrease was primarily due to lower development-materials expense for new products nearing commercial introduction and associated lower clinical-trial expenses.

General and administrative expense was $2.2 million versus $1.7 million in the 2007 fourth quarter due to costs related to the settlement of a legal dispute with Cook Medical Products, as well as our analysis and response to the

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

unsolicited acquisition proposal from Elliott Associates. Together these two matters totaled about $345,000 in the quarter. Inclusive of those charges, total operating expenses were $9.3 million in the fourth quarter, which was a 5% increase compared with $8.9 million in the prior-year quarter.

Stock-option expense in the 2008 fourth quarter was $713,000 or 2 cents per share, compared with $596,000 or 1 cent per share in the 2007 fourth quarter.

The line-item breakdown for the Q4 2008 charge was $47,000 charged to cost of sales; $71,000 charged to R&D; $222,000 charged to sales and marketing and $373,000 charged to G&A.

Overall the net loss in the fourth quarter was $1.6 million or 4 cents per share, which compared with a net loss of $3.5 million or 8 cents per share for the fourth quarter of 2007.

As John also stated, our full-year 2008 total product revenue was $37.6 million, up 39% from $27 million for the full year 2007.

Domestic revenue also grew by 39% to $31.9 million and international revenue increased by 44% to $5.7 million.

Of note, for the first time, in 2008 our sales included shipments to our distributor in Japan, which totaled $1.4 million for the full year.

The 39% year-over-year domestic sales increase was driven by a 14% increase in the number of covered sales territories and a 22% increase in average sales per territory.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

Gross profit for the full year 2008 increased by 58% to $27.3 million compared with $17.2 million for the full year 2007. The improvement in 2008 was driven by the 39% product-sales increase and by more than 10% of margin improvement.

Gross margin was 72% for the full year of 2008 compared with 62% for the full year of 2007. Of particular note, the $10.1-million increase in gross profit in 2008 actually exceeded the $9.9-million increase in total revenue.

Marketing and sales expense increased 18% to $23.8 million for the full year 2008 from $20.1 million for the full year 2007. This increase was due to the number of covered sales territories increasing by 14% from 43 on average in 2007 to 49 on average in 2008 and the impact of higher sales commissions on the 39% domestic sales increase.

We expect increases in sales and marketing expense in the first half of 2009 related to our participation at trade events, our national sales meeting to be held in March, and the second-quarter launch of IntuiTrak.

Research, development and clinical expense was $6.1 million for the full year 2008 compared to $6.4 million for the full year 2007. We plan to increase spending in R&D in 2009 in order to initiate development programs, which expand the market for aneurysm repair, and to develop products to treat other aortic disorders.

General and administrative expense was $9.5 million for the full year 2008 versus $6.4 million for the full year 2007. The increases were largely due to approximately $1.5 million in legal fees related to two matters which are now fully resolved, about $700,000 related to the management transition, and costs associated with our analysis in response to the unsolicited acquisition

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

proposal. Given the nature of these increases, we would expect G&A expense to decline meaningfully on an absolute-dollar basis for all of 2009 relative to 2008.

Total operating expense for the full year of 2008 of $39.3 million was in-line with our 2008 financial guidance and represented an 18% increase over $33.4 million for 2007.

Excluding the expenses discussed earlier, which are not truly related to company growth, the year-over-year increase was more like 10% relative to a 39% increase in sales. That is a more realistic indicator of the scalability and the operating leverage in our business model.

The net loss for the year ended December 31, 2008, narrowed to $12 million or 28 cents per share from a net loss of $15.1 million or 35 cents per share for 2007. Stock-option expense for 2008 was $2.9 million or 7 cents per share versus $2.4 million or 6 cents per share for 2007.

During the fourth quarter, we continued to control working capital. Accounts receivable day sales outstanding averaged 53 days, including both domestic and international accounts, and remained at 53 days at year-end. Inventory turnover remained at 1.8 turns at the end of the year compared with a year ago. However, the 2008 period included a build-up of IntuiTrak inventory in anticipation of the upcoming product launch in the second quarter.

Cash and marketable securities as of December 2008 were $8.1 million compared with $9.2 million as of December 2007 and $9.0 million as of September 2008.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

Cash and marketable securities reflect our draw of $2 million from our $5-million revolving credit facility plus $3 million from our term-debt facility on this past September 30.

Cash burn during the fourth quarter was $900,000, which included a $1-million increase in accounts receivable.

Fourth-quarter earnings before interest, taxes depreciation and amortization — generally referred to as EBITDA — together with non-cash, stock-based compensation expenses in the quarter were within $200,000 of breakeven. That included the $345,000 of expenses for the Cook Medical and the Elliott Associates matters mentioned earlier.

Based on these results, we’re already generating enough cash to cover operating expenses and now our cash is being used to support working capital related to sales growth.

While the first quarter will reflect additional burn due to the payment of annual bonuses, the annual financial audit and our national sales meeting, we believe this is a good indication of our ability to reach cash-flow positive from operations in the second quarter of 2009.

With that, I’ll turn the call back to John.

John McDermott:	Thanks, Bob.

2008 was a very good year for Endologix and we’re even more enthusiastic about 2009. We started selling Powerlink XL and our suprarenal extensions in November of last year, so we’ve got a full year of sales with those devices in 2009.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

We’re also on schedule for the launch of IntuiTrak in the second quarter and we’re encouraged by the early physician feedback about this new device. Our initial focus for IntuiTrak will be in the U.S., but we’ll start to roll it out in international markets before the end of the year.

Longer term, we’re working on several new devices to expand the market for aneurysm repair and treat other aortic disorders. We’ll provide more details about these programs later in the year.

To reiterate our 2009 guidance, we expect global revenue of $44 million to $46 million, which is a 17% to 22% increase from 2008. This growth represents less than one incremental case per month per rep in the U.S., and assumes continued growth from our international distributors.

Secondly, we will begin generating positive cash flow from operations in the second quarter of 2009.

With that overview, I’d like to open the call for questions.

Operator?

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the star then the number 2. If you are using a speakerphone, please pick up your handset before entering the request.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

Again, we request if you have pressed star-1 to ask a question before this time, please press it once again to ensure you enter into the queue.

One moment, please, for the first question.

John McDermott:	While we’re waiting for the first question, I’d like to announce that we will be presenting at the Lazard Capital Markets Medical Device Conference being held March 25 and March 26 in Snowbird, Utah. A webcast of this presentation will be available on our Web site at www.endologix.com .

Operator, we’re ready for the first question.

Operator:	Your first question comes from the line of Shawn Fitz with Stephens Incorporated. You may proceed with your question.

Drew Jones:	Hey, John and Bob. This is actually Drew for Shawn. We had a quick question for you on guidance. What assumptions are you guys making as far as contributions from new products? And if you could specifically break that out as far as assumptions for Powerlink XL and the suprarenal cuffs, that would be even more helpful.

John McDermott:	You know, we haven’t yet provided that level of detail in the guidance as it relates to new products. It’s a little too early in the year to start to drill down at that level.

Drew Jones:	Okay, okay. But so Powerlink, you guys obviously had a really good fourth quarter with that. So we could kind of conservatively assume we’d see a little bit of growth off that through the year?

John McDermott:	Yeah, we expect growth from Powerlink XL, sure.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

Drew Jones:	Okay. And then, just as far as sales rep adds, it looks like productivity is improving there. Is that going to be the lever that you’re really going to rely on through the year? Or do you think towards the end of the year once you get everything more in line with where you think it needs to be with regards to the sales force, then you’ll feel comfortable maybe making a few adds there?

John McDermott:	Yeah, we’re actually going to make a small number of additions in the — in 2009, but you’re exactly correct. We’re still seeing good productivity gains and we feel like we still have a lot more opportunity to drive incremental cases from the current sales forces. But we’ll add a couple of territories and then be in a position to look at making additional adds in the future.

Drew Jones:	Okay. Well, thank you, guys. We appreciate it.

John McDermott:	Good. Thank you.

Operator:	Once again, ladies and gentlemen, as a reminder, to register for a question, please press star then the number 1 on your telephone.

Your next question comes from the line of Bob Poole with Bricoleur Capital. Please proceed with your question.

Bob Poole:	Hi John and Bob.

Man:	(Unintelligible).

Bob Poole:	Congratulations on the good quarter.

Man:	Hey, Bob, thank you.

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

Man:	Thank you.

Bob Poole:	(Unintelligible) this is, I don’t know, it seems like the first time in quite a while that you clearly outperformed on both the top and bottom line, so congratulations on that. Could you — I’d like to go back, and you may not be surprised to hear, to the Elliott bid. And in your response to that, which we haven’t had a chance to talk to you in this kind of forum since then, but in your response to that, you kind of gave just a pretty much a ‘no thanks’. Could you expand a little bit on the reasons why you believed, you know, the $2.25 bid that they gave for the company was inadequate?

John McDermott:	I can’t really expand much more than was already has been included in the press release, Bob. I think we’ve provided pretty clear feedback on the board’s perspective in response to the proposal at that time.

I don’t have that in front of me, but — and as you know, it’s — you know, beyond what’s already been published, it’s just not our policy to comment on M&A activities.

Bob Poole:	Okay. And that policy is based on — how does that policy — how you believe that policy sort of serves shareholders who, you know, had to, you know, who are sitting here today at $1.70 or $1.69 when they could have $2.25 in pocket? How do you believe the policy of not communicating your reasons for that serves the shareholders for whom the board works?

John McDermott:	Well, again, I think if you go back to the press release that we issued, with the response we provided, I believe, an appropriate level of detail as to the rationale for not proceeding with the Elliott proposal. So I don’t think the issue

LIPPERT HEILSHORN & ASSOCIATES
Moderator: Jody Cain
02-19-09/4:00 pm CT
Confirmation #83078806

has been no feedback to shareholders. I think we provided pretty clear direction as to the board’s position as it relates to that proposal at that time.

Bob Poole:	Okay. I mean, all you really said was the proposed valuation does not reflect what you guys basically think is the value of the company. But I haven’t heard an affirmative case for what does represent how you guys do look at that. I mean, clearly the market has come to a different conclusion here over a number of months. You know, what do you point to as an indicator that the company is worth more than what they’ve bid?

John McDermott:	Well, Bob, I mean we just put up a great quarter. We’re building momentum. We’ve got a lot of good things going on. We haven’t even introduced IntuiTrak. Our perspective is that there’s opportunity to enhance our value as we get deeper into these new products and leverage more effectiveness out of our sales force.

Operator:	Once again, ladies and gentlemen, if you’d like to ask a question, please press star then the number 1 on your telephone keypad. And it appears there are no further questions in the queue. Please proceed with your presentation or any closing remarks.

John McDermott:	Well, once again, I’d like to thank everyone for joining us today, for your questions, and for your support. We’re committed to building Endologix into a leading innovator in the treatment of aortic disorders. If you have any additional questions, please call either Bob or me. We look forward to keeping you apprized of our progress and thanks again for your interest in Endologix.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.
END